For immediate release:
May 21, 2013
For more information:
Pam Cranford, 336.626.8300
investorrelations@community1.com

CommunityOne Bank Announces Receipt of Regulatory Approval for Merger with Bank of Granite

Asheboro, NC - CommunityOne Bank, N.A., the principal bank subsidiary of FNB United Corp. (the “Company”) (NASDAQ: FNBN), announced today that it had received approval from the Office of the Comptroller of the Currency for the merger of its sister bank, Bank of Granite, into CommunityOne. The bank merger is scheduled to be consummated on June 8, 2013.

“We are pleased with the OCC's action to approve the bank merger,” said Brian Simpson, Chief Executive Officer of the Company. “Completion of the merger allows us to better serve our customers throughout our footprint, and is critical to our return to profitability during the second half of 2013. After the merger, Bank of Granite and CommunityOne customers will have full access to an expanded network of 53 branches and 59 ATMs throughout central, southern and western North Carolina.”

“The merger also gives CommunityOne a presence in Charlotte, NC which is clearly an attractive growth market for our company,” added Bob Reid, President of the Company. “We have a team of experienced bankers there who possess local knowledge and expertise to meet the financial needs of our customers.”

Founded in 1906 in Granite Falls, North Carolina, Bank of Granite's last day of operation will be on Friday, June 7, 2013. Beginning on Monday, June 10, all of the Company's branches will operate as branches of CommunityOne.

Caution About Forward-looking Statements
Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, such as statements about the Company's board or its structure. Although the Company believes that its expectations with respect to such forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from those expressed or implied by such forward-looking statements. Factors could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to those described in the cautionary language included under the headings “Risk Factors” and in other sections of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, its quarterly reports on Form 10-Q, and other filings made with the SEC.

About FNB United Corp.
FNB United Corp. is the North Carolina-based bank holding company for two historic community banks, CommunityOne Bank, N.A. (community1.com) and Bank of Granite (bankofgranite.com). Founded in 1907, CommunityOne operates 44 branches in 37 communities throughout central, southern and western North Carolina. Founded in 1906, Bank of Granite operates 17 branches in western North Carolina. Through its banking subsidiaries, FNB United offers a full range of consumer, mortgage and business banking services, including loan, deposit, cash management, wealth and online banking services.